Exhibit (b)

DIREXION SHARES ETF TRUST

BY-LAWS

Amended and Restated as of February 14, 2019

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ARTICLE VII INSPECTION OF RECORDS AND REPORTS		8

ARTICLE VIII AMENDMENTS		8

ARTICLE IX GENERAL MATTERS		8

Section 1.	Advance Payment of Indemnifiable Expenses	8

Section 2.	Severability	9

Section 3.	Headings	9

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BY-LAWS

OF

DIREXION SHARES ETF TRUST

These By-laws of Direxion Shares ETF Trust (the “Trust”), a Delaware statutory trust, are subject to the Trust Instrument of the Trust dated April 30, 2008, as from time to time amended, supplemented or restated (the “Trust Instrument”). Capitalized terms used herein and not herein defined have the same meanings as in the Trust Instrument. In the event of any inconsistency between the terms hereof and the terms of the Trust Instrument, the terms of the Trust Instrument shall control.

ARTICLE I

PRINCIPAL OFFICE AND SEAL

Section 1.      Principal Office. The principal executive office of the Trust shall be located in the State of New York or such other location as the Trustees determine. The Trust may establish and maintain other branches or subordinate offices and places of business as the Trustees determine.

Section 2.      Delaware Office. The registered office of the Trust in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the registered agent of the Trust for service of process at such location is Corporation Service Company.

Section 3.      Seal. The Trustees may adopt a seal for the Trust in such form and with such inscription as the Trustees determine. Any Trustee or officer of the Trust shall have authority to affix the seal to any document.

ARTICLE II

TRUSTEES

Section 1.      Powers. Subject to the applicable provisions of the 1940 Act, the Delaware Act, the Trust Instrument and these By-laws relating to action required to be approved by Shareholders, the business and affairs of the Trust shall be managed and all powers shall be exercised by or under the direction of the Trustees.

Section 2.      Compensation of Trustees. Trustees and members of committees may receive for their services as such, compensation and reimbursement of expenses as may be fixed or determined by resolution of the Trustees. This Section 2 shall not be construed to preclude any Trustee from serving the Trust in any other capacity as an officer, agent, employee, or otherwise and receiving compensation for those services.

Section 3.      Place of Meetings and Meetings by Telephone. All meetings of the Trustees and any adjournments thereof may be held at any place and time that has been selected from time to time by the Trustees. Subject to any applicable requirements of the 1940 Act, any meeting, regular or special, may be held by conference telephone or similar communication equipment, so long as all Trustees participating in the meeting can hear one another.

Section 4.     Regular Meetings. Regular meetings of the Trustees may be held without notice, provided that any Trustee who is absent when such determination is made shall be given notice of the determination.

Section 5.     Special Meetings. Special meetings of the Trustees may be called by the Secretary at the written request of the President or any two Trustees, and if the Secretary, when so requested, refuses or fails for more than 24 hours to call such meeting, the President or such two Trustees may, in the same of the Secretary, call such meeting by giving due notice in the manner required when notice is to be given by the Secretary.

Section 6.     Quorum; Action by Trustees. A majority of the Trustees shall constitute a quorum at any meeting. Unless otherwise specified herein or in the Trust Instrument or required by law, any action by the Trustees shall be deemed effective if approved or taken by a majority of the Trustees present at a duly called meeting of Trustees at which a quorum is present or by written consent of a majority of Trustees (or such greater number as may be required by applicable law) without a meeting. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Trustees if any action taken is approved by at least a majority of the required quorum for that meeting.

Section 7.     Notice. Notice of the time, date and place of all special meetings shall be given to each Trustee by telephone, facsimile or other electronic means sent to his or her home or business address at least twenty-four hours in advance of the meeting. Notice need not be given to any Trustee who attends the meeting without objecting to the lack of notice or who signs a waiver of notice either before or after the meeting. Any written consent or waiver may be provided and delivered to the Trust by facsimile or other electronic means.

Section 8.     Adjournment. A majority of the Trustees present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

Section 9.     Action Without a Meeting. Unless the 1940 Act requires that a particular action be taken only at a meeting at which the Trustees are present in person, any action to be taken by the Trustees at a meeting may be taken without such meeting by the written consent of a majority of the Trustees then in office. Any such written consent may be executed and given by telecopy or similar electronic means. Such written consents shall be filed with the minutes of the proceedings of the Trustees. If any action is so taken by the Trustees by the written consent of less than all of the Trustees, prompt notice of the taking of such action shall be furnished to each Trustee who did not execute such written consent, provided that the effectiveness of such action shall not be impaired by any delay or failure to furnish such notice.

ARTICLE III

COMMITTEES

Section 1.     Establishment. The Trustees may designate one or more committees of the Trustees, which shall include a Nominating and Governance Committee and an Audit Committee (together, the “Established Committees”). The Trustees shall determine the number of members of each committee and its powers and shall appoint its members. The Trustees may designate one or more Trustees as alternate members of any committee, who may replace any absent or recused member at any meeting of such committee. Each committee member shall serve at the pleasure of the Trustees. The Trustees may abolish any committee, other than the Established Committees, at any time. Each committee shall maintain records of its meetings and report its actions to the Trustees when required. The Trustees may rescind any action of any committee, but such rescission shall not have retroactive effect. The Trustees may delegate to any committee any of its powers, subject to the limitations of applicable law.

Section 2.     Proceedings; Quorum; Action. In the absence of an appropriate resolution of the Trustees, each committee may adopt such rules governing its proceedings, quorum and manner of acting as it shall deem proper and desirable. In the absence of such rules, a majority of any committee shall constitute a quorum, and a committee shall act by the vote of a majority of a quorum.

Section 3.     Audit Committee. The Trustees shall elect from their own number an Audit Committee composed entirely of trustees who are not “interested persons” of the Trust, as defined in the 1940 Act (“Disinterested Trustees”). The Audit Committee shall have the power to review and evaluate the Trust’s audit function, including recommending an independent registered public accounting firm and shall have such other powers and perform such other duties as may be assigned to it from time to time by the Trustees. One member of the committee may be designated as chairperson to serve for a term to be determined by such committee, or as provided for in any charter adopted by the Audit Committee, and until a successor is elected.

Section 4.     Nominating and Governance Committee. The Trustees shall elect from their own number a Nominating and Governance Committee composed entirely of Disinterested Trustees. The Nominating and Governance Committee shall have the power to select and nominate Disinterested Trustees, and shall have such other powers and perform such other duties as may be assigned to it from time to time by the Trustees. One member of the Committee may be designated as chairperson to serve for a term to be determined by such Committee, or as provided for in any charter adopted by the Nominating and Governance Committee, and until a successor is elected.

ARTICLE IV

BOARD CHAIR AND TRUST OFFICERS

Section 1.     Chairperson of the Board. The Board of Trustees shall be required to elect a Chairperson of the Board. Any Chairperson of the Board shall be elected from among the Trustees of the Trust and may hold such office only so long as he or she continues to be a Trustee. The Chairperson shall normally preside at meetings of the Trustees and of Shareholders. The Chairperson shall have such additional powers and duties as may be assigned to him or her from time to time by the Board of Trustees.

Section 2.     Trust Officers. The officers of the Trust shall include a President and/or Principal Executive Officer, a Principal Financial Officer, a Secretary and a Chief Compliance Officer, and may include one or more Assistant Treasurers or Assistant Secretaries and such other officers (“Other Officers”) as the Trustees may determine.

Section 3.     Election, Tenure and Qualifications of Officers. The Trustees shall elect the officers of the Trust. Each officer elected by the Trustees shall hold office until his or her successor shall have been elected and qualified or until his or her earlier death, inability to serve, removal or resignation. Any person may hold one or more offices, except that the President and the Secretary may not be the same individual. No officer need be a Shareholder.

Section 4.     Vacancies and Newly Created Offices. Whenever a vacancy shall occur in any office or if any new office is created, the Trustees may fill such vacancy or new office.

Section 5.     Removal and Resignation. Officers serve at the pleasure of the Trustees and may be removed at any time with or without cause. Such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer may resign from office at any time by delivering a written resignation to the Trustees, or the President. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any resignation is without prejudice to the rights, if any, of the Trust under any contract to which the officer is a party.

Section 6.     President. Subject to the direction of the Trustees, the President shall have general charge, supervision and control over the Trust’s business affairs and shall be responsible for the management thereof and the execution of policies established by the Trustees. In the absence of the Chairperson, the President shall preside at any Shareholders’ meetings. Except as the Trustees may otherwise order, the President shall have the power to grant, issue, execute or sign such powers of attorney, proxies, agreements or other documents on the Trust’s behalf. The President also shall have the power to employ attorneys, accountants and other advisers and agents for the Trust, except as the Trustees may otherwise direct. The President shall have such other powers and perform such other duties as the Trustees may determine.

Section 6A.     Principal Executive Officer. At the request or in the absence or disability of the President, the Principal Executive Officer shall perform all the duties of the President and, when so acting, shall have all the powers of the President. The Principal Executive Officer shall have such other powers and perform such other duties as the Trustees may determine.

Section 7.     Vice President(s). Any Vice President(s) shall have such powers and perform such duties as the Trustees or the President may determine.

Section 8.     Principal Financial Officer. Subject to the direction of the Trustees, the Principal Financial Officer shall have general charge of the finances and books of the Trust, and shall report to the Trustees annually regarding the financial condition of each Series as soon as possible after the close of such Series’ fiscal year. The Principal Financial Officer shall have such other powers and perform such other duties as the Trustees may determine.

Section 9.     Secretary. The Secretary shall record all votes and proceedings of the meetings of Trustees and Shareholders in books to be kept for that purpose. The Secretary shall be responsible for giving and serving notices of the Trust. The Secretary shall have custody of any seal of the Trust. The Secretary shall have such other powers and perform such other duties as the Trustees may determine.

Section 10.     Chief Compliance Officer. The Chief Compliance Officer shall be responsible for administering the Trust’s compliance policies and procedures that are reasonably designed to prevent violation of the federal securities laws by the Trust, its investment adviser, principal underwriter, administrator and transfer agent. The election, compensation and removal of the Chief Compliance Officer shall be approved by the Trustees, including a majority of the Disinterested Trustees.

Section 11.     Other Officers. The Trustees may appoint from time to time such other officers and agents as they may deem advisable, each of whom shall have such title, hold office for such period, have such authority and perform such duties as the Trustees may determine. The Trustees may delegate from time to time to one or more officers or committees of Trustees the power to appoint any such subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties.

ARTICLE V

MEETINGS OF SHAREHOLDERS

Section 1.     Annual Meetings. The Trust shall not hold annual meetings, unless required by law.

Section 2.     Special Meetings. The Secretary shall call a special meeting of Shareholders of any Series or Class whenever ordered by the Trustees or by the President for the purpose of taking action upon any matter requiring the vote or authority of the Shareholders as herein provided or provided in the Trust Instrument or upon any other matter as to which such vote or authority is deemed by the Trustees or the President to be necessary or desirable.

The Secretary also shall call a special meeting of Shareholders of any Series or Class upon the written request of Shareholders owning at least twenty-five percent (25%) (or 10% to the extent required by Section 16 of the 1940 Act) of the Outstanding Shares of such Series or Class entitled to vote at such meeting; provided, that (1) such request shall state the purposes of such meeting and the matters proposed to be acted on, and (2) the Shareholders requesting such meeting shall have paid to the Trust the reasonably estimated cost of preparing and mailing the notice thereof, which the Secretary shall determine and specify to such Shareholders. If the Secretary fails for more than thirty days to call a special meeting when required to do so, the Trustees or the Shareholders requesting such a meeting may, in the name of the Secretary, call the meeting by giving the required notice. The Secretary shall not call a special meeting upon the request of Shareholders of any Series or Class to consider any matter that is substantially the same as a matter voted upon at any special meeting of Shareholders of such Series or Class held during the preceding twelve months, unless requested by the holders of a majority of the Outstanding Shares of such Series or Class entitled to be voted at such meeting.

A special meeting of Shareholders of any Series or Class shall be held at the principal place of business of the Trust or at such other place in the United States as the Trustees may designate. If the meeting is a meeting of the Shareholders of one or more series or classes of Shares, but not a meeting of all Shareholders of the Trust, then only the Shareholders of such one or more series shall be entitled to notice of and to vote at such meeting.

Section 3.     Notice of Meeting. The Secretary shall call a meeting of Shareholders by giving written notice of the place, date, time and general nature of the business to be transacted at that meeting at least fifteen (15) days before the date of such meeting.

Section 4.     Manner of Giving Notice; Waiver of Notice. Notice of any meeting of Shareholders shall be (i) given either by hand delivery, telephone, overnight courier, facsimile, telex, telecopier, electronic mail or other electronic means or by mail, postage prepaid, and (ii) addressed to the Shareholder at the address of that Shareholder appearing on the books of the Trust or its transfer or similar agent or given by the Shareholder to the Trust for the purpose of notice. If no such address appears on the Trust’s or its agent’s books or is not given to the Trust, notice shall be deemed to have been given if sent to that Shareholder at the Trust’s principal executive office, or if published at least once in a newspaper of general circulation in the county where that office is located. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication or electronic submission or, where notice is given by publication, on the date of publication. Whenever any notice of any meeting of Shareholders is required to be given, a written waiver signed or an electronic waiver, whether before or after the meeting is held, by the person(s) entitled to such notice and filed with the records of the meeting, or attendance at the meeting in person or by proxy shall be deemed notice to such persons.

Section 5.     Adjourned Meetings. A Shareholders’ meeting may be adjourned one or more times for any reason, including the failure of a quorum to attend the meeting. No notice of adjournment of a meeting to another time or place need be given to Shareholders if such time and place are announced at the meeting at which the adjournment is taken or reasonable notice is given to persons present at the meeting, and if the adjourned meeting is held within a reasonable time after the date set for the original meeting. Any business that might have been transacted at the original meeting may be transacted at any adjourned meeting. If, after the adjournment, a new record date is fixed for the adjourned meeting, the Secretary shall give notice of the adjourned meeting to Shareholders of record entitled to vote at such meeting. Any irregularities in the notice of any meeting or the non-receipt of any such notice by any of the Shareholders shall not invalidate any action otherwise properly taken at any such meeting.

Section 6.     Validity of Proxies. Subject to the provisions of the Trust Instrument, Shareholders entitled to vote may vote either in person or by proxy; provided, that either the Shareholder or his or her duly authorized agent or attorney-in-fact has (i) signed and dated a written instrument authorizing such proxy to act, or (ii) transmitted by electronic, telephonic, computerized, facsimile, telecommunication, telex, oral communication or other alternative to execution of a written instrument authorizing such proxy to act. Acceptable methods of authorizing a proxy to act shall be set forth in the proxy statement soliciting such proxy. Notwithstanding the foregoing, if a proposal is submitted to a vote by anyone other than the officers or Trustees, is submitted to a vote of the Shareholders of any Series or Class, or if there is a proxy contest, solicitation or proposal in opposition to any proposal by the officers or Trustees, Shares may be voted only in person or by written proxy. Unless the proxy provides otherwise, it shall not be valid for more than eleven (11) months before the date of the meeting. All proxies shall be delivered to the Secretary or other person responsible for recording the proceedings before being voted. A valid proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it before the vote pursuant to that proxy is taken (a) by a writing delivered to the Trust stating that the proxy is revoked, or (b) by a subsequent proxy executed by such person, or (c) attendance at the meeting and voting in person by the person executing that proxy, or (d) revocation by such person using any electronic, telephonic, computerized or other alternative means authorized by the Trustees for authorizing the proxy to act; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Trust before the vote pursuant to that proxy is counted. A proxy with respect to Shares held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of such proxy the Trust receives a specific written notice to the contrary from any one of them. Unless otherwise specifically limited by their terms, proxies shall entitle the Shareholder to vote at any adjournment of a Shareholders’ meeting. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger. Subject to the provisions of the Delaware Code entitled “Treatment of Delaware Statutory Trusts”, the Trust Instrument, or these By-laws, the General Corporation Law of the State of Delaware relating to proxies, and judicial interpretations thereunder shall govern all matters concerning the giving, voting or validity of proxies, as if the Trust were a Delaware corporation and the Shareholders were shareholders of a Delaware corporation.

Section 7.      Organization of Meetings. In the absence of the Chairperson and the President, the meeting shall be chaired by a person elected for such purpose at the meeting. In the absence of the Secretary, then a person designated by the Secretary or a person elected by the meeting, shall act as secretary for the meeting.

The Board of Trustees of the Trust shall be entitled to make such rules and regulations for the conduct of meetings of Shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations, if any, the chairperson of any meeting of the Shareholders shall determine the order of business and the procedures for conducting business at the meeting.

Section 8.      Record Date. For the purpose of determining the Shareholders who are entitled to vote or act at any meeting, or who are entitled to participate in any dividend or distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer or similar books for such period, not exceeding thirty days (except at or in connection with the termination of the Trust), as the Trustees may determine; or without closing the transfer books the Trustees may fix a date and time, as permitted by applicable law, prior to the date of any meeting of Shareholders or other action as the date and time of record for the determination of Shareholders entitled to vote at such meeting or to be treated as Shareholders of record for purposes of such other action. Any Shareholder who was a Shareholder at the date and time so fixed shall be entitled to vote at such meeting or to be treated as a Shareholder of record for purposes of such other action, even though such Shareholder has since that date and time disposed of its Shares, and no Shareholder becoming such after that date and time shall be so entitled to vote at such meeting or to be treated as a Shareholder of record for purposes of such other action.

Section 9.      Action Without a Meeting. Shareholders may take any action without a meeting if a majority (or such other amount as may be required by law) of the Outstanding Shares entitled to vote on the matter consent to the action in writing and such written consents are filed with the records of Shareholders’ meetings. Such written consent shall be treated for all purposes as a vote at a meeting of the Shareholders.

ARTICLE VI

SHARES OF BENEFICIAL INTEREST

Section 1.      No Share Certificates. Neither the Trust nor any Series or Class shall issue certificates certifying the ownership of Shares, unless the Trustees may otherwise specifically authorize such certificates.

Section 2.      Register. A register shall be kept by the Trust or by the transfer agent, registrar or other agent of the Trust or Series, under the direction of the Trustees, which shall contain the names and addresses of the Shareholders and interests held by each Shareholder. Each such register shall be conclusive as to the identity of the Shareholders of the Trust and the persons who shall be entitled to payments of distributions or otherwise to exercise or enjoy the rights of Shareholders. No Shareholder shall be entitled to receive payment of any distribution, nor to have notice given to it as herein provided, until it has given its address to such officer or agent of the Trustees as shall keep the said register for entry thereon.

Section 3.      Transfer of Shares. Shares in the Trust shall be transferable, so as to affect the rights of the Trust, only by transfer recorded on the books of the Trust or its transfer or similar agent. The Trust shall be entitled to treat the holder of record of any Share or Shares as the absolute owner for all purposes, and shall not be bound to recognize any legal, equitable or other claim or interest in such Share or Shares on the part of any other person except as otherwise expressly provided by law.

ARTICLE VII

INSPECTION OF RECORDS AND REPORTS

Every Trustee shall have the absolute right at any reasonable time to inspect all books, records, and documents of every kind and the physical properties of the Trust. This inspection by a Trustee may be made in person or by an agent or attorney and the right of inspection includes the right to copy and make extracts of documents. No Shareholder shall have any right to inspect any account or book or document of the Trust except as conferred by law or otherwise by the Trustees.

ARTICLE VIII

AMENDMENTS

These By-laws may be amended by a majority vote of the Trustees of the Trust without any Shareholder vote.

ARTICLE IX

GENERAL MATTERS

Section 1.      Advance Payment of Indemnifiable Expenses. Expenses incurred by an agent in connection with the preparation and presentation of a defense to any proceeding may be paid by the Trust from time to time prior to final disposition thereof upon receipt of an undertaking by, or on behalf of, such agent that such amount will be paid over by him or her to the Trust if it is ultimately determined that he or she is not entitled to indemnification; provided, however, that (a)

such agent shall have provided appropriate security for such undertaking, (b) the Trust is insured against losses arising out of any such advance payments, or (c) either a majority of the Trustees who are neither Interested Persons of the Trust nor parties to the proceeding, or independent legal counsel in a written opinion, shall have determined, based upon a review of the readily available facts (as opposed to a trial-type inquiry or full investigation), that there is reason to believe that such agent will be found entitled to indemnification.

Section 2.      Severability. The provisions of these By-laws are severable. If the Board of Trustees determines, with the advice of counsel, that any provision hereof conflicts with the 1940 Act, the regulated investment company provisions of the Internal Revenue Code of 1986, as amended, or other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of these By-laws; provided, however, that such determination shall not affect any of the remaining provisions of these By-laws or render invalid or improper any action taken or omitted prior to such determination. If any provision hereof shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision only in such jurisdiction and shall not affect any other provision of these By-laws.

Section 3.      Headings. Headings are placed in these By-laws for convenience of reference only and in case of any conflict, the text of these By-laws rather than the headings shall control.